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                                                                    EXHIBIT 99.6

                                                                     Translation



                                    Agreement

Party A: Wuhan NEC Mobile Communication Co., Ltd.

Party B: [Name in Chinese]


     In respect of the development of N600 carried out by Party B for Party A, the sales lagging behind disputes arising out of the delay in development and caused by the issues of change in software quality and design, based on the principles of long term friendly cooperation between the parties, both parties agree to reach a settlement with the following contents:

1. Party B agrees to undertake the loss of RMB12,450,000 as compensation for the loss caused by the delay in development and the issues of change in software quality and design. Party B shall pay such amount of loss compensation before October 29, 2004.

2. If Party B delays in paying such loss compensation, Party A is entitled to request Party B to pay a penalty. The penalty for every day of delay is 1% of the total compensation amount.

3. Party B shall pay to Party A the loss compensation under this Agreement to the following bank account of Party A:

     Bank Account:   Bank of Communications, Wuhan Branch
     Account Number: 860158010123023376

4. If a dispute occurs in respect of the contents or unsettled matters relating to this Agreement, both parties shall resolve it through friendly consultation. In the event no agreement can be reached after consultation, then any party is entitled to bring a litigation to the People's court at Party A's place of location.

5.   This Agreement has two originals. Each party holds one original.


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
Party A: Wuhan NEC Mobile                    Party B: [Name in Chinese]
Communication Co., Ltd.



/s/ Brian Lu                                 /s/ Defu Dong
-----------------------------------          -----------------------------------
Representative:                              Representative:
Chop:                                        Chop:

Date: June 29, 2004                          Date: June 29, 2004
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